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                                                                    EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is entered into as of the 1st day of September, 1998, by and among Monarch Dental Associates (Utah), Inc., a Utah corporation ("Purchaser"), Robert Anderson, D.D.S, Inc., a California professional corporation ("Anderson P.C."), James Brodahl, D.D.S., Inc., a California professional corporation ("Brodahl P.C."), Larry Kaban, D.D.S, Inc., a California professional corporation ("Kaban P.C."), John Whitley, D.D.S, Inc., a California professional corporation ("Whitley P.C."), Talbert Dental Group, P.C., an Arizona professional corporation ("Talbert Arizona P.C."), Talbert Dental Group, Inc., a Utah professional corporation ("Talbert Utah P.C."), and Talbert Medical Management Corporation, a Delaware corporation ("Talbert Management") (Anderson P.C., Brodahl P.C., Kaban P.C., Whitley P.C., Talbert Arizona P.C., Talbert Utah P.C. and Talbert Management are collectively referred to herein as the "Seller"). MedPartners, Inc., a Delaware corporation ("MedPartners") is made a party to this Agreement for the purposes stated specifically herein.

                                R e c i t a l s

         Seller is the owner of all the assets comprising, and presently conducts, the business known as the Talbert Dental Group (the "Seller's Dental Business"). The Seller's Dental Business is conducted at the locations identified on Exhibit A attached hereto.

         Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller, substantially all of the assets of Seller, consisting of all of the assets used in the Seller's Dental Business and to assume certain specified liabilities and obligations of Seller, for the consideration and on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1.     PURCHASE OF ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES.

         1.1   Purchase of Assets.

               (1) Included Assets. Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing (as defined in Article 2 below), Seller does hereby sell, transfer, convey and deliver to Purchaser, and Purchaser does hereby purchase and accept from Seller, all of the assets described herein:

                    (1) all of Seller's tangible personal property, furniture, fixtures, equipment, machines, inventories, raw materials, tools and supplies used in the Seller's Dental Business, as described on Section 1.1(a)(i) of the Disclosure Schedule attached to this Agreement;

                    (2) all of Seller's supplier and vendor lists, copies of which are attached to this Agreement as Section 1.1(a)(ii) of the Disclosure Schedule, and all records, including all records, documents, written information, computer tapes, programs and files concerning past, present and future dealings and arrangements with suppliers and vendors relating to the Seller's Dental Business;

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                    (3)  all of Seller's computer hardware, cabling and
               peripherals, tools and supplies relating to the Seller's Dental Business to the extent of Seller's interest therein, except for the network communication equipment listed on Section 1.1(a)(iii) of the Disclosure Schedule;

                    (4) all of Seller's rights to use all of the trademarks, service marks, trade names, copyrights, patents and patent applications and interests thereunder, inventions, processes and know-how, restrictive covenants, licenses and all other intangible rights relating to the Seller's Dental Business;

                    (5) copies of all books, records and other data relating to the assets, business, ownership, employees and operations of the Seller's Dental Business, including, but not limited to, correspondence, employment records, tax and accounting records, property records, mailing lists, regulatory files (including master files), provided that Seller shall retain originals of the tax and accounting records of such business as heretofore conducted and Seller shall provide true and accurate copies of the same to Purchaser at the Closing;

                    (6) all rights of Seller under the contracts, agreements and powers of attorney relating to the Seller's Dental Business including without limitation those referred to in this Section 1.1(a) and those referred to in Section 4.13 and the Disclosure Schedules thereto, except as set forth in Section 1.1(a)(vi) of the Disclosure Schedule;

                    (7) all of Seller's title and interest in and to any and all of the databases used in the Seller's Dental Business and all software, source code, documentation, manual and computer processes (collectively, the "Software"), whether owned or licensed, including without limitation, all proprietary software used in the Seller's Dental Business to the extent that software licenses are transferable and source code accessible; provided, however, that to the extent that the necessary licenses cannot be assigned by Seller to Purchaser and Purchaser continues to use such software, Purchaser shall make such Software licensing arrangements as may be necessary to continue to use any Software on personal computers acquired by Purchaser pursuant to this Agreement;

                    (8) all of Seller's right, title and interest in and to accounts receivable and payments for services rendered prior to the Closing relating to the Seller's Dental Business (collectively, the "Accounts Receivable"), Section 1.1(a)(viii) of the Disclosure Schedule hereto setting forth the aggregate amount thereof with aging data, and including any and all trade installment notes;

                    (9) all of Seller's right, title and interest in and to the real property leases listed in Section 1.1(a)(ix) of the Disclosure Schedule attached hereto relating to the Seller's Dental Business together with Seller's right, title and interest in all leasehold improvements;

                    (10) all of Seller's right, title and interest in and to
               the leased personal property relating to the Seller's Dental Business as described in Section 1.1(a)(x) of the Disclosure Schedule (including, without limitation, all of Seller's right, title and interest under capital leases), and including all options to purchase leased personal property relating to the Seller's Dental Business, as set forth in Section 1.1(a)(x) of the Disclosure Schedule;

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                    (11) all of Seller's right, title and interest in and to
               the non-professional goodwill and going concern value related to the Seller's Dental Business including, but not limited to, the exclusive right to use the name "Talbert Dental Group" and all associated logos as all or part of a trade or corporate name or otherwise (for a maximum period of twelve (12) months following the Effective Date), telephone numbers and any other intangible assets;

                    (12) all prepaid expenses, advances and deposits of Seller relating to the Seller's Dental Business; and

                    (13) Intentionally Omitted;

                    (14) all of Seller's other assets and property rights of
               every kind and nature, tangible or intangible, owned or leased, relating to the Seller's Dental Business, other than any such assets disposed of in the ordinary course of the Seller's Dental Business and in a manner consistent with the terms of this Agreement and also not including the Excluded Assets (as defined below).

         The assets, property and business to be acquired by Purchaser under this Agreement, subject to Section 1.1(b), are hereinafter referred to collectively as the "Acquired Assets."

               (2) Excluded Assets. Notwithstanding anything herein to the contrary, there shall be excluded from such purchase and sale and from the definition of "Acquired Assets" the following property:

                    (1) Seller's minute books, charter documents, corporate stock record books, original tax and accounting records, and such other records as have to do exclusively with Seller's organization or capitalization (collectively, the "Corporate Records");

                    (2)  cash and cash equivalents of Seller;

                    (3) those personally owned, non-operating assets of Seller listed on Section 1.1(b) of the Disclosure Schedule;

                    (4) any rights of Seller under this Agreement or any other agreement between Purchaser and Seller entered into on or after the date hereof;

                    (5) any rights of Seller under any third-party payor contracts accruing prior to the Effective Date (e.g., adjustments, reconciliations, etc.);

                    (6)  securities of Seller;

                    (7)  any refund claims with taxing authorities; and

                    (8) the patient records, permits, employment agreements and provider agreements (including capitation agreements) of Seller assigned to Modern Dental Professionals - Arizona, P.C., an Arizona professional corporation and Modern Dental Professionals
               - Utah, P.C., a Utah professional corporation, as the case may be, pursuant to those certain Assignment Agreements of even date.

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         The assets, property and business of Seller described above which are excluded from the Acquired Assets are hereinafter sometimes referred to as the "Excluded Assets."

         1.2 Assumption of Liabilities. Upon the sale and purchase of the Acquired Assets, Purchaser shall assume and agree to pay or discharge when due in accordance with their respective terms all obligations (a) under all leases of real property set forth on Section 4.5(b)(i) of the Disclosure Schedule, (b) under all contracts set forth in Section 4.12(a) of the Disclosure Schedule,
(c) under the capital and operating equipment leases set forth in Section 4.12(a)(xii) of the Disclosure Schedule, and (d) relating to Seller's Dental Business that are incurred by Purchaser and that arise on and after the Effective Date, excluding any liability for breach or non-performance by Seller of any of the foregoing described in clauses (a), (b) or (c) existing on or prior to the Effective Date. The liabilities to be assumed by Purchaser under this Agreement are hereinafter sometimes referred to as the "Liabilities." Except as specifically provided in the first sentence of this Section 1.2, Purchaser shall not assume or be bound by any obligations or liabilities of Seller or its affiliates or predecessors, of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whatsoever.

         The liabilities which are not assumed by Purchaser under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities." The assumption of the Liabilities by Purchaser hereunder shall not enlarge any rights of third parties and nothing herein shall prevent Purchaser from contesting in good faith with any third party any of such Liabilities.

         1.3   Certain Expenses.

               (1) Accrued Vacation; Personal Time Off. Seller shall compensate the current employees of Seller for all accrued vacation time, personal time off and maternity leave (if applicable), and also for any bonuses due to such employees through the date of Closing.

               (2) Ad Valorem Taxes. Ad valorem (property) taxes for the year in which the Closing occurs shall be prorated between Seller and Purchaser. All taxes due and payable through the date of Closing shall be borne and paid solely by Seller.

               (3) Sales and Use Tax; Transfer Tax. Purchaser shall pay, in connection with the acquisition of the Acquired Assets, all applicable sales tax, use tax and/or similar transfer tax; provided, however, that Seller shall reasonably cooperate with Purchaser so that Purchaser may obtain the benefit of any applicable "occasional sale/casual sale" or similar exemptions.

         1.4 WARN Act. To the extent the WARN Act (as defined herein) is applicable to the transaction contemplated herein, Purchaser agrees: (i) the sale of Seller's Dental Business constitutes the sale of one or more businesses within the meaning of the Worker Adjustment Retraining and Notification Act and the rules and regulations promulgated thereunder (the "WARN Act"), and for purposes of the WARN Act, any person who is an employee of Seller's Dental Business (other than Part-Time Employees as defined under the WARN Act) as of the Closing Date (which shall constitute the effective date of the sale within the meaning of the WARN Act) shall be considered an employee of Purchaser for purposes of the WARN Act immediately upon the Closing; and (ii) with respect to such "deemed" employees, Purchaser will be responsible for all applicable notices and liabilities under the WARN Act resulting from the termination of any such employees on or after the Closing.

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ARTICLE 2.     CLOSING.

         Subject to the terms hereof, the purchase of the Acquired Assets and the assumption of the Liabilities shall be consummated at a closing (the "Closing"), to take place on September 1, 1998, at 10:00 a.m., at the offices of Haynes and Boone, L.L.P. at 901 Main Street, Suite 3100, Dallas, Texas 75202, but such Closing shall be effective as if, for economic purposes, the Closing occurred as of September 1, 1998 at 12:01 a.m. ("Effective Date") (i.e., the income from the Seller's Dental Business will be deemed to accrue for the benefit of the Purchaser and the expenses from the Seller's Dental Business will be deemed to accrue as an obligation to the Purchaser from and after the Effective Date).

ARTICLE 3.     CLOSING EXCHANGE.

         3.1 Purchase Price for Acquired Assets. The Purchase Price to be paid by Purchaser to Seller for the purchase of the Acquired Assets and the assumption of the Liabilities at the Closing shall be $7,199,000.00. The Purchase Price shall be allocated between and among Anderson P.C., Brodahl
P.C., Kaban P.C., Whitley P.C., Talbert Arizona P.C., Talbert Utah P.C. and Talbert Management in the percentages that are set forth on Exhibit B. The Purchase Price shall be paid in immediately available funds by wire transfer pursuant to the wire transfer instructions provided to Purchaser by Seller and attached hereto as Exhibit C.

         SELLER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE PURCHASE PRICE SHALL BE WIRE TRANSFERRED BY PURCHASER TO THE ACCOUNT OF MEDPARTNERS, INC. AS SET FORTH ON EXHIBIT C FOR FURTHER FORWARDING TO THE SELLER IN ACCORDANCE WITH EXHIBIT B.

         Following the Closing, if Purchaser sells all or substantially all of the assets of the California offices of the Seller's Dental Business (the "California Assets"), then Purchaser shall pay to Seller, as additional Purchase Price, an amount equal to $400,000.00 minus thirty-three percent (33%) of all employee severance amounts paid by Purchaser and all of Purchaser's operating losses (specifically excluding depreciation, amortization, interest, income taxes and corporate overhead allocations, all as determined under generally accepted accounting principles) incurred on and after the Effective Date and through the date of the sale of the California Assets by Purchaser and its affiliates in operating the California Assets. Such additional Purchase Price, if any, shall be paid by Purchaser to Seller within sixty (60) days following the consummation of the sale of the California Assets.

         3.2   Certain Closing Deliveries.

               (1) Consideration Price. At the Closing, Purchaser shall deliver the consideration specified in Section 3.1 hereof to Seller.

               (2) Transfer of Acquired Assets. At the Closing, Seller shall deliver or cause to be delivered to Purchaser good and sufficient instruments of transfer transferring to Purchaser good and valid title to all the Acquired Assets, free and clear of all liens, restrictions, encumbrances and other claims (except for the Liabilities) (collectively the "Liens").

               (3) Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to Purchaser all the leases, contracts, commitments, agreements and rights constituting Acquired Assets, with such assignments thereof and consents to assignments as are necessary to assure Purchaser of the full benefit of the same, subject to Section 3.5 with respect to agreements not freely assignable at the date hereof. Seller shall also deliver to Purchaser at the Closing all business records, tax returns, books and other data relating to the Seller's Dental Business (or true and complete copies in the case of tax and accounting

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records), except the Corporate Records and other Excluded Assets, and Seller shall take all requisite steps to put Purchaser in actual possession and operating control of the Acquired Assets as of the Closing. After the Closing, Purchaser shall afford to Seller and its accountants and attorneys, for the purpose of preparing such tax returns of Seller as may be required after the Closing, reasonable access to the books and records of Seller delivered to Purchaser under this Agreement and shall permit Seller at Seller's expense, to make extracts and copies therefrom, provided that all such information shall be held in confidence except as Purchaser deems necessary to prepare or complete tax returns or to respond to inquiries from taxing authorities or pursuant to court order.

               (4) Other Deliveries. Purchaser and Seller shall also deliver at the Closing such other documents and instruments as are customary for transactions of the type contemplated hereby and as shall be reasonably requested in advance of the Closing by any of them.

         3.3 Further Assurances. Seller from time to time after the Closing at the request of Purchaser and without further consideration shall execute and deliver such further instruments of transfer and assignment and take such other action as Purchaser may reasonably require to more effectively transfer and assign to, and vest in, Purchaser the Acquired Assets and to otherwise effect the transactions contemplated by this Agreement. Seller shall cooperate with Purchaser to assist Purchaser in obtaining Seller's rating and benefits under the workman's compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Purchaser of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller as otherwise set forth in this Agreement.

         3.4 Allocation of Purchase Price. Purchaser and Seller shall agree upon the allocation of the consideration paid by Purchaser to Seller (including the assumption of the Liabilities) among the Acquired Assets and shall set forth the allocation of such consideration and the tax basis of the Acquired Assets for federal income tax purposes in writing (which is attached hereto as Exhibit B). Such allocation will be made in accordance with the applicable rules under Section 1060 of the Internal Revenue Code of 1986, as amended, and when completed shall be binding upon Purchaser and Seller for federal income tax purposes. Purchaser and Seller also each agree to file appropriate documents with the IRS under Treasury Regulation Section 1.1060-1T(h)(2) reflecting the foregoing.

         3.5 Procedures for Assets not Transferable. If any of the contracts or agreements or any other property or rights included in the Acquired Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties and any such consent cannot be obtained prior to the Closing, Seller shall use its best efforts to obtain any such consent as soon as possible after the Closing or otherwise obtain for Purchaser the practical benefit of such property or rights and Purchaser shall use all commercially reasonable efforts to assist in that endeavor.

         3.6 Non-Competition Agreement. As a material inducement to and a condition precedent of Purchaser's acquisition of the Acquired Assets and assumption of the Liabilities, MedPartners and Seller are each executing and delivering at the Closing a Non-Competition Agreement (the "Non-Competition Agreement").

         3.7 Collateral Agreements. In connection and simultaneously with the Closing, Purchaser, Seller, MedPartners, and, as the case may be, Modern Dental Professionals - Arizona, P.C. and Modern Dental Professionals - Utah, P.C. will enter into the following agreements, among others, with terms and conditions as are set forth in such agreements: (i) Loaned Employee Agreement, (ii) Assignment Agreements (regarding patient records, provider agreements, employment agreements and permits),

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(iii)Non-Competition Agreements, (iv) Office Lease Agreements, and (v) Bill of
Sale. (All of the agreements described in this Section 3.7 are referred to collectively as the "Collateral Agreements.")

         3.8 Professional Liability Insurance. Seller shall deliver to Purchaser at the Closing evidence satisfactory to Purchaser that Seller has currently in full force and effect "claims made" extended professional liability insurance coverage as required by Section 5.12 of this Agreement.

         3.9 Loaned Employees Agreement. Purchaser and Talbert Management shall contemporaneously herewith enter into a Loaned Employees Agreement providing for Talbert Management to continue to provide certain payroll, benefits and similar services to Seller's former employees that are hired by Purchaser at the sole cost and expense of Purchaser. Such agreement shall (i) terminate on December 31, 1998, and (ii) require payment of remuneration by Purchaser to Talbert Management as provided therein.

ARTICLE 4.     REPRESENTATIONS AND WARRANTIES OF SELLER.

         4.1 Making of Representations and Warranties. As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Anderson P.C., Brodahl P.C., Kaban P.C., Whitley P.C., Talbert Arizona P.C., Talbert Utah P.C. and Talbert Management each, severally, hereby make to Purchaser the representations and warranties contained in this Article 4.

         For the purposes of this Agreement, references to "knowledge" or "best knowledge" of Seller or "known" by Seller or words of similar import, shall be deemed to include such knowledge as any executive officer and/or manager of Anderson P.C., Brodahl P.C., Kaban P.C., Whitley P.C., Talbert Arizona P.C., Talbert Utah P.C. and Talbert Management listed in Section 4.1 of the Disclosure Schedule actually has or reasonably ought to have in the ordinary course of performing their duties. For purposes of this Agreement, references to the "Disclosure Schedule" shall mean the Disclosure Schedule delivered by Seller to Purchaser on the date hereof. For the purposes of this Article 4, Seller is deemed to have knowledge of each of the documents entered into in connection with the transactions contemplated hereby.

         4.2 Organization and Qualification; Capital Stock. Talbert Management is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places (including qualifications to do business) where such properties are owned or leased or such business is currently conducted. The copies of the charter documents of such Seller as amended to date and certified by the Secretary of State of each relevant jurisdiction, and of the by-laws of such Seller, as amended to date, certified by its Secretary, and heretofore delivered to Purchaser, have been duly adopted and are current, complete and correct, no amendments thereto are pending, and such Seller is not in violation thereof. Such Seller is duly qualified to do business as a corporation in the state of Delaware and in such other jurisdictions as are set forth on Section
4.2 of the Disclosure Schedule. Such Seller is not required to be licensed or qualified to conduct its business or own its properties in any other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business or operations of such Seller. All of the issued and outstanding capital stock of such Seller is owned beneficially and of record as set forth in Section 4.2 of the Disclosure Schedule. The total authorized capital stock of such Seller is set forth on Section 4.2 of the Disclosure Schedule.

         Anderson P.C., Brodahl P.C., Kaban P.C., Whitley P.C., Talbert Arizona P.C., and Talbert Utah P.C. each is a professional corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with full corporate power and authority to own or lease its properties and to

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conduct its business in the manner and in the places (including qualifications to do business) where such properties are owned or leased or such business is currently conducted. The copies of the charter documents of each such Seller as amended to date and certified by the Secretary of State of each relevant jurisdiction, and of the by-laws of each such Seller, as amended to date, certified by its Secretary, and heretofore delivered to Purchaser, have been duly adopted and are current, complete and correct, no amendments thereto are pending, and each such Seller is not in violation thereof. Each such Seller is duly qualified to do business as a corporation in the state of its incorporation and in such other jurisdictions as are set forth on Section 4.2 of the Disclosure Schedule. Each such Seller is not required to be licensed or qualified to conduct its business or own its properties in any other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business or operations of each such Seller. All of the issued and outstanding capital stock of each such Seller is owned beneficially and of record as set forth in Section 4.2 of the Disclosure Schedule. The total authorized capital stock of each such Seller is set forth on Section 4.2 of the Disclosure Schedule.

         4.3   Subsidiaries. Seller has no subsidiaries (as defined in Section
9.12 hereof) that are engaged in a dental practice management or other dental-related business, owns no securities issued by any other business organization or governmental authority that is engaged in a dental practice management or other dental-related business, and has no direct or indirect interest in or control over any corporation, professional corporation, partnership, joint venture or entity of any kind except as listed in Section
4.3 of the Disclosure Schedule.

         4.4 Authority; Noncontravention. Seller has full corporate power and authority or capacity, as applicable, (i) to enter into (a) this Agreement and
(b) each agreement, document and instrument to be executed and delivered by it pursuant to or contemplated by this Agreement, including, but not limited to, the Collateral Agreements, and (ii) to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement, the Collateral Agreements and each such other agreement, document and instrument have been duly authorized by all necessary action of Seller including any required action of the shareholder of Seller, and no other action on the part of Seller or the shareholder of Seller is required in connection therewith. This Agreement, the Collateral Agreements and each such agreement, document and instrument executed and delivered by Seller pursuant to or in connection with this Agreement constitute valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

         The execution, delivery and performance by Seller of this Agreement, the Collateral Agreements and each such agreement, document and instrument pursuant to or in connection with this Agreement to which it is a party:

               (1) do not and will not violate any provision of the charter, by-laws or equivalent constituent documents of Seller;

               (2) do not and will not violate in any material respect any laws of the United States or any state or other jurisdiction applicable to Seller or require Seller, except as set forth in Section 4.4 of the Disclosure Schedule, to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

               (3) do not and will not (a) result in a breach of, (b) constitute a default under, (c) accelerate any obligation under, (d) give rise to a right of termination of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Seller is a party or by which the property of Seller is bound or affected, or (e) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Acquired Assets, except to the extent that any of the foregoing would not have an adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of Seller.

         4.5   Status of Property.

               (1) Real Property. The Acquired Assets do not include any owned real estate.

               (2) Leased Real Property. All of the real property leased in connection with the Seller's Dental Business is identified in Section 4.5(b)(i) of the Disclosure Schedule (collectively referred to herein as the "Leased Real Property"). Further:

                   (1) Leases. All of the leases of any of the Leased Real Property (collectively, the "Leases") are listed in Section 4.5(b)(i) of the Disclosure Schedule. The copies of the Leases heretofore delivered or furnished to Purchaser are complete, accurate, true and correct copies of each of the Leases, including any amendments to such leases. With respect to each of the Leases:

                         (1) each of the Leases is in full force and effect on the terms set forth therein and has not been modified, amended, or altered, in writing or otherwise;

                         (2) to Seller's knowledge, all obligations of the landlord or lessor under the Leases which have accrued have been performed, no landlord or lessor is in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the landlord or lessor under any Lease, except for any default which would not have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Seller's Dental Business;

                         (3) all obligations of the tenant or lessee under the Leases which have accrued have been performed, and Seller is not in default under or in arrears in the payment of any sum or in the performance of any material obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Seller; and

                         (4) Seller has obtained the consent of each landlord or lessor under any Lease whose consent is required in connection with the transactions contemplated by this Agreement and each other transaction referred to herein or the collateral assignment of any Lease by Seller or its assignees, except as set forth in Section 4.5(b)(i)(D) of the Disclosure Schedule.

                    (2) Title and Description. Seller holds a good, clear, marketable (if applicable), valid and enforceable leasehold interest in the Leased Real Property leased by it pursuant to the Leases, subject only to the right of reversion of the landlords or lessors under such Leases, free and clear of all other prior or subordinate interests, including, without limitation, mortgages, deeds of trust, ground leases, leases, subleases, security interests or similar encumbrances, liens, assessments, tenancies, licenses, claims, rights of first refusal, options, covenants, conditions, restrictions, rights of way, easements, judgments or other encumbrances or matters affecting title, and free of encroachments onto or off of the Leased Real Property.

                    (3) Compliance with Law; Government Approvals. Seller has not received notice from any municipal, state, federal or other governmental authority of any violation of any zoning, building, fire, water, use, health, or other law, ordinance, code, regulation, license, permit or authorization issued in respect of any of the Leased Real Property. To Seller's knowledge, improvements located on or constituting a part of the Leased Real Property and the construction, installation, use and operation thereof (including, without limitation, the construction, installation, use and operation of any signs located thereon) were completed and installed and are now in compliance with all applicable municipal, state, federal or other governmental laws, ordinances, codes, regulations, licenses, permits and authorizations, including, without limitation, applicable zoning, building, fire, water, use or health laws, ordinances, codes, regulations, licenses, permits and authorizations. To Seller's knowledge, there are presently in effect all certificates of occupancy, licenses, permits and authorizations required by law, ordinance, code or regulation or by any governmental or private authority having jurisdiction over any of the Leased Real Property or any portion thereof, or the occupancy thereof or any present use thereof (collectively, "Governmental Approvals"), which are necessary or otherwise material to the conduct of the Seller's Dental Business. To Seller's knowledge, the Leased Real Property has at least the minimum access required by applicable subdivision or similar law.

                    (4) Real Property Taxes. Seller has not received notice of any pending or threatened reassessment of all or any portion of any of the Leased Real Property, and to Seller's knowledge, the consummation of the transactions contemplated by this Agreement or referred to herein will not result in any such reassessment.

               (3) Personal Property. Except as specifically disclosed in
Section 4.5(c) of the Disclosure Schedule, Seller represents and warrants that Seller owns and has good, valid and (if applicable) marketable title to all of the personal property used in connection with the conduct of the Seller's Dental Business, and none of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, restriction on transfer, stockholder or similar agreement, security title, encumbrance or other charge except as specifically disclosed in said schedule. All of the tangible personal property of Seller is sold on an "AS IS, WHERE IS" basis, "WITH ALL FAULTS," and Seller makes no representation or warranty as to its condition, including, without limitation, any warranty as to merchantability or fitness for a particular purpose.

               (4) Transfer of Title. At the Closing, Purchaser will receive good, valid and (if applicable) marketable title to the Acquired Assets, free and clear of all liens, encumbrances, charges, restrictions on transfer, stockholder or similar agreements, equities and other claims of every kind except for the Liabilities.

         4.6   Financial Statements; Undisclosed Liabilities.

               (1) Seller has previously delivered to Purchaser the following financial statements, copies of which are attached hereto as Section 4.6(a) of the Disclosure Schedule:

                    (1) Statements of income (or loss) for Seller for the fiscal years ended December 31, 1997 (herein the "Statement of Income"), and December 31, 1996; and

                    (2) A statement of income (or loss) for Seller for the fiscal quarter ended June 30, 1998.

Said financial statements have been prepared by Seller from its books and records, and present fairly in all material respects the results of the operations of Seller's Dental Business for the periods covered thereby and include the financial impact of all operating and capital leases used in Seller's Dental Business.

               (2) As of the date hereof, there are no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, relating to the Seller's Dental Business, except liabilities specifically disclosed in Section 4.6(b) of the Disclosure Schedule furnished to Purchaser hereunder on the date hereof and attached hereto.

         4.7   Taxes.

               (1) Seller has paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income and all deficiencies, and other additions to tax, interest, fines, charges and penalties owed by it (collectively, "Taxes") shown to be due on all tax returns required to be filed through the date hereof, whether disputed or not.

               (2) Seller has in accordance with applicable law timely filed all federal, state, local and foreign tax returns, information returns and reports required to be filed through the date hereof, and all such returns and reports are true, correct and complete.

               (3) Neither the Internal Revenue Service nor any other governmental authority is now asserting (in a suit, action, proceeding, investigation, claim or otherwise) or threatening to assert against Seller any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where Seller does not file reports and returns that Seller is or may be subject to taxation by that jurisdiction. There are no security interests or liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax. Seller has not entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended, or any predecessor statutes (the "Code").

               (4) Except as set forth in Section 4.7(d) of the Disclosure Schedule, there has not been during the past five years any audit of any tax return filed by Seller, no audit of any tax return of Seller is in progress, and Seller has not been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Section 4.7(d) of the Disclosure Schedule, no extension of time with respect to any date on which a tax return was or is to be filed by Seller is in force, and no waiver or agreement by any of Seller is in force for the extension of time for the assessment or collection of any Taxes.

               (5) Seller does not own or has never owned a direct or indirect interest in any trust, partnership, corporation or other entity except as set forth in Section 4.7(e) of the Disclosure Schedule, and no assets of Seller include an interest in any such entity.

               (6) Seller has correctly treated as employees those workers who should be classified as employees for purposes of federal, state, local and foreign employment, social security, withholding, unemployment and all other payroll-related taxes ("Employment Taxes"). With respect to workers treated as non-employees, the classification of such workers as non-employees for purposes of Employment Taxes is correct and no amount of Employment Taxes or other additions to tax, interest, fines or penalties are or may be owed by Seller with respect to such non-employee workers.

               (7) For purposes of this Agreement, all references to sections of the Code shall include any predecessor provisions to such sections and any similar provisions of federal, state, local or foreign law.

         4.8 Collectibility of Accounts Receivable. All of the accounts receivable of the Seller's Dental Business (subject to contractual allowances and allowance for doubtful accounts consistent with the past practices of the Seller's Dental Business) as described in Section 4.8 of the Disclosure Schedule are reflected properly in Seller's books and records and are valid and enforceable claims, and, to Seller's knowledge, are not subject to set off or counterclaim. Section 4.8 of the Disclosure Schedule contains a complete and accurate summary of the amount of accounts receivable. As of the Closing, Seller's aggregate outstanding accounts receivable have been calculated by Seller in the ordinary course of the Seller's Dental Business and consistent with the past practices of the Seller's Dental Business. To Seller's knowledge, Seller does not have any material accounts receivable or loans receivable from any person, firm or corporation which is affiliated with Seller or from any stockholder, director, officer or employee of Seller or any affiliate thereof.

         4.9 Absence of Certain Changes. Except as disclosed in Section 4.9 of the Disclosure Schedule, since December 31, 1997, there has not been:

               (1) Any adverse change in the properties, assets, liabilities, business, operations, condition (financial or other), personnel, or prospects of the Seller's Dental Business, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been material;

               (2) Any contingent liability relating to the Seller's Dental Business as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Seller's Dental Business;

               (3) Any mortgage, encumbrance or lien placed on any of the properties of the Seller's Dental Business which remains in effect on the date hereof except for the Liabilities;

               (4) Any material obligations or liability of any nature, whether accrued, absolute, contingent or otherwise, known to be incurred by the Seller's Dental Business other than obligations and liabilities incurred in the ordinary course of business and otherwise consistent with the terms of this Agreement;

               (5) Any purchase, sale or other disposition, or any agreement or other arrangements for the purchase, sale or other disposition, of any of the properties or assets of the Seller's Dental Business other than in the ordinary course of business;

               (6) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business of the Seller's Dental Business;

               (7) Any labor trouble or claim of unfair labor practices involving the Seller's Dental Business;

               (8) Any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) or benefits payable by Seller or the Seller's Dental Business to any officers, employees, agents, independent contractors, dentists or dental professional corporations other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any such person or entity; or any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such person or entity, excepting in the ordinary course of business and consistent with past practice, and excepting for that certain Separation Agreement with Robert Anderson, D.D.S. (the "Anderson Agreement");

               (9) Any material change, or the obtaining of information concerning a prospective change, with respect to any officers, management employees or dentists (including professional corporations) of Seller or involved in the Seller's Dental Business, any grant of any severance or termination pay to any officer, employee, agent, independent contractor, dentist or dental professional corporation of Seller or involved in the Seller's Dental Business or any increase in benefits payable under any existing severance or termination pay policies or employment agreement or relationship;

               (10) Any payment or discharge of a material lien or liability relating to the Seller's Dental Business that is not in the ordinary course of business;

               (11) Any payment made or obligation or liability incurred by Seller to, or any other transaction by Seller with, any of its respective officers, directors, partners, stockholders, employees or independent contractors (including dentists and dental professional corporations), or any loans or advances made by Seller to any of its respective officers, directors, partners, stockholders, employees or independent contractors (including dentists and dental professional corporations), except normal compensation and expense allowances consistent with past practice;

               (12) Any change in accounting methods or practices, credit practices, collection policies or payment policies used by Seller including, without limitation, any change in the discharge or recording of accounts payable relative to past practices;

               (13) Any material cancellation or loss of any material right or asset, or waiver of any right, of Seller;

               (14) Any material change in Seller's relationships with suppliers, distributors, licensees, licensors, customers or others with whom Seller or the Seller's Dental Business has business relationships which would have a material adverse effect on Seller or the Seller's Dental Business, and Seller has no knowledge of any fact or contemplated event which may cause any such adverse change;

               (15) Any alteration or change in the methods of operation employed by Seller or the Seller's Dental Business other than in the ordinary course of business;

               (16) Any other material transaction relating to Seller or the Seller's Dental Business other than transactions in the ordinary course of business and consistent with past practices;

               (17) Any amendment or termination of any material contract with respect to the Seller's Dental Business to which Seller is a party;

               (18) Any changes in the amount or scope of coverage of insurance now carried by Seller; or

               (19) Any agreement or understanding, whether in writing or otherwise, by Seller or any other person that would result in any of the transactions or events or require Seller to take any of the actions specified in paragraphs (a) through (r) above.

         4.10 Ordinary Course. Since December 31, 1997, Seller has conducted the Seller's Dental Business only in the ordinary course and in a manner consistent with prior practices.

         4.11  Intellectual Property.

               (1) Seller has exclusive ownership of trade secrets (including, without limitation, customer lists, production processes and inventions), and other proprietary rights, and a license to use all computer software (collectively, "Intellectual Property"), used in the Seller's Dental Business as presently conducted. Seller's rights in all of such Intellectual Property are freely transferable. No representation or warranty is made as to licensed software which is generally commercially available and used in the ordinary course of business or with respect to Intellectual Property which is not freely assignable at the date hereof. No proceedings have been instituted, or are pending or to Seller's knowledge threatened, which challenge the rights of Seller in respect of any Intellectual Property, and to the best knowledge of Seller, no other person has or alleges any rights in or to the Intellectual Property.

               (2) All trademarks, service marks, trademark and service mark applications and registrations and registered copyrights related to the conduct of the Seller's Dental Business as presently conducted or contemplated to be conducted, are listed in Section 4.11(b) of the Disclosure Schedule.

               (3) All licenses or other agreements under which Seller or the Seller's Dental Business is granted rights in Intellectual Property are listed in Section 4.11(c) of the Disclosure Schedule. All said licenses or other agreements are in full force and effect, there is no default by Seller, or any other party thereto, and as provided in Section 4.11(a) above, all rights thereunder are freely assignable.

               (4) To Seller's knowledge, the conduct of the Seller's Dental Business has not and does not infringe any Intellectual Property of any other person. No proceeding charging Seller or the Seller's Dental Business with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. To Seller's knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the services, activities or business of Seller or the Seller's Dental Business. To Seller's knowledge, the conduct of the Seller's Dental Business does not involve the unauthorized use of any confidential information or trade secrets of any person including, without limitation, any former employer of any past or present employee. To Seller's knowledge, neither Seller nor any of Seller's employees has any agreements or arrangements with any persons other than Seller related to confidential information or trade secrets of such persons or restricting any such employee's engagement in business activities of any nature, other than those relating to patient confidentiality as required by law.

               (5) As of the Closing, Seller will possess the valid right to use the name "Talbert Dental Group," all similar names and derivations thereof, and all related trademarks, trade names and service marks used in its business. Seller's use of such names does not infringe upon the rights of any other person or persons.

         4.12  Contracts

               (1) Except for contracts, commitments, plans, agreements and licenses described in Section 4.12(a) of the Disclosure Schedule (true and complete copies of which have been delivered to Purchaser), Seller, with respect to Seller's Dental Business, is not a party to or subject to:

                     (1) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                     (2) any employment contract, or any contract for services which requires the payment of more than $100,000 annually or which is not terminable within 60 days without liability for any penalty or severance payment;

                     (3) any contract or agreement for the purchase of any commodity, material, equipment or service except purchase orders in the ordinary course of business for less than $10,000 each, such orders not exceeding $100,000 in the aggregate;

                     (4) any other contracts or agreements creating an obligation or receivable of $50,000 or more with respect to any such contract;

                     (5) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                     (6) any contract or agreement which by its terms does not terminate or is not terminable without penalty within one year after the date hereof;

                     (7) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

                     (8)  any contract with any sales agent or distributor;

                     (9) any contract containing covenants limiting Seller's freedom to compete in any line of business or with any person or entity;

                     (10) any contract or agreement for the purchase of any
               fixed asset for a price in excess of $50,000, whether or not such purchase is in the ordinary course of business;

                     (11) any license agreement (as licensor or licensee) for a total consideration exceeding $50,000 for any one such license;

                     (12) any agreement involving a lease or license of real
               property or personal property including any operating, capitalized or financing lease;

                     (13) any indenture, mortgage, promissory note, loan
               agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

                     (14) any contract or agreement with any officer, employee, director, or stockholder or with any persons or organizations controlled by or affiliated with any of them (other than the Anderson Agreement);

                     (15) any contract or agreement with any governmental
               authority, insurance company, third-party fiscal intermediary or carrier administering any Medicaid program of any state, the Medicare program, any clinic or other in-patient health care facility, dental or health maintenance organization, preferred provider organization, self-insured employer or other third-party payor of any kind or nature; or

                     (16) any power of attorney.

               (2) All contracts, agreements, leases and instruments to which Seller is a party and as are set forth in Section 4.12(a) of the Disclosure Schedule are valid and are in full force and effect, and constitute legal, valid and binding obligations of Seller and to Seller's knowledge the other parties thereto, enforceable in accordance with their respective terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). Neither Seller nor, to Seller's knowledge, any other party to any contract, agreement, lease or instrument to which Seller is a party or any judgment, decree or order applicable to either Seller or the Seller's Dental Business is in material default in complying with any provisions thereof, and no condition, event or facts exist which, with notice, lapse of time or both, would constitute a default thereof on the part of Seller or, to Seller's knowledge, on the part of any other party thereto in any such case that could have an adverse effect on the business or operations of the Seller's Dental Business. Seller is not subject to or bound by any agreement, judgment, decree or order which adversely affects the business or operations of the Seller's Dental Business.

               (3) Except as disclosed in Section 4.12(c) of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings (each, an "HCP Agreement"), with any dentist, dental assistant, nurse, technician, or other health care provider (each a "Health Care Provider"), in connection with the Seller's Dental Business or pursuant to which Seller receives revenues or compensation regarding the provision of dental services to patients in connection with such business.

         4.13 Litigation. Section 4.13 of the Disclosure Schedule sets forth a detailed listing of all currently pending litigation and governmental or administrative proceedings or investigations to which Seller is a party. Except for matters described in Section 4.13 of the Disclosure Schedule, there are no claims, actions, suits or proceedings and there is no litigation or governmental or administrative proceeding or investigation pending or, to Seller's knowledge, threatened against Seller or the Seller's Dental Business which may have an adverse effect on the business or operations of the Seller's Dental Business or which could prevent or hinder the consummation of the transactions contemplated by this Agreement or any other transaction contemplated by or referred to herein. With respect to each matter set forth therein, Section 4.13 of the Disclosure Schedule sets forth a description of the forums for the matter, the parties thereto and the type and amount of relief sought. Neither Seller nor the Seller's Dental Business is presently subject to any injunction, judgment, order or other decree of any court.

         Since January 1, 1994, Seller has not entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any insurance, consumer protection, environmental or health and safety law, or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law.

         Without limitation of the foregoing, except as set forth in Section
4.13 of the Disclosure Schedule, to Seller's knowledge, there are no pending or threatened malpractice claims, Arizona, Utah or California Regulatory Boards investigations, suits, notices of intent to institute arbitrations or proceedings, either administrative or judicial, involving Seller or the Seller's Dental Business including, without limitation, any of the Health Care Providers.

         4.14 Permits; Compliance with Laws; Licensing and Credentialing; Health Care Providers.

               (1) General Compliance. Except as set forth in Section 4.14(a) of the Disclosure Schedule, Seller and the Seller's Dental Business have all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to permit the ownership of respective properties involved therein and the conduct of such business as the same is presently conducted. A listing of such Permits is set forth in Section 4.14(a) of the Disclosure Schedule, and all such Permits are valid and in full force and effect except to the extent the absence of any such Permit would not have a material adverse effect on the business or operations of the Seller's Dental Business. To Seller's knowledge, with respect to Permits that are otherwise transferable, no such Permit is subject to termination as a result of the performance of the Agreement or consummation of the transactions contemplated hereby or referred to herein.

               To the knowledge of Seller, Seller and the Seller's Dental Business are now and have heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations (including, without limitation, OSHA and regulations thereunder and all applicable environmental laws and regulations) promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of the Seller's Dental Business, except for any such non-compliance or violation that, individually or in the aggregate, would not have an adverse effect on the business or operations of the Seller's Dental Business.

               (2) Licensing and Credential Information. Each Health Care Provider is duly licensed under the laws of the State of Arizona, Utah or California, as applicable, and, to Seller's knowledge, each Health Care Provider has complied in all respects with all laws, rules and regulations relating to the rendering of services including without limitation OSHA. Except as set forth in Section 4.14(b) of the Disclosure Schedule, no Health Care Provider since January 1, 1993: (i) has had his or her professional license, Drug Enforcement Agency number, Medicare or Medicaid provider status, or staff privileges at any hospital or dental facility suspended, relinquished, terminated or revoked, (ii) to Seller's knowledge has been reprimanded, sanctioned or disciplined by any licensing board or any federal, state or local society, agency, regulatory body, governmental authority, hospital, third-party payor or specialty board; or (iii) to Seller's knowledge has had a final judgment or settlement entered against him or her in connection with a malpractice or similar action.

               The names of the Health Care Providers who provide services in connection with the Seller's Dental Business are set forth in Section 4.14(b) of the Disclosure Schedule. To the best of Seller's knowledge, all of the employed and engaged Health Care Providers are in good physical and mental health and do not suffer from any illnesses or disabilities which could prevent any of them from fulfilling their responsibilities under the respective contracts, agreements or understandings with Seller. Except as set forth in
Section 4.14(b) of the Disclosure Schedule, to the best of Seller's knowledge, none of the employed and engaged Health Care Providers uses or abuses any controlled substances at any time or is under the influence of alcohol or is affected by the use of alcohol during the time period required to perform his or her duties and obligations under any contracts, agreements or understandings with Seller.

               (3) Medicare/Medicaid. The Seller's Dental Business does not involve and has never involved patients with dental benefits covered by or arrangements with Medicare or Medicaid.

               (4) Other. Neither Seller nor the Seller's Dental Business is required to make filings under any insurance holding company or similar state statute, or to be licensed or authorized as an insurance holding company in any jurisdiction in order to conduct its business as presently conducted. The dental plan services and related products offered and provided by Seller and the Seller's Dental Business have been and are offered and provided in compliance with the requirements of all relevant laws and regulations, in each case, with such exceptions, individually or in the aggregate, as would not have an adverse effect on the business, operations, assets, condition (financial or other) or prospects of such business, and Seller has not received any notification from any governmental regulatory authority to the effect that any Permit from such regulatory authority is needed to be obtained by it in order to conducts its business.

         4.15 Insurance. The physical properties and assets comprising the Acquired Assets are insured to the extent disclosed in Section 4.15 of the Disclosure Schedule, and all insurance policies, binders and arrangements relating to the Seller's Dental Business are disclosed in said schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance in all respects with the terms thereof. Except as disclosed in Section 4.15 of the Disclosure Schedule, (i) there is no default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have an adverse effect on the Seller's Dental Business and (ii) all said insurance policies will be in full force and effect after giving effect to the transactions contemplated by this Agreement and the transactions referred to herein. Seller, other than Talbert Management, presently has, and has had since the date Talbert Management became a subsidiary of MedPartners, a "claims-made" professional liability insurance policy.

         4.16 Finder's Fees. Seller has not incurred or become liable for any broker's commission, or finder's fee or investment banker's fee relating to or in connection with the transactions contemplated by this Agreement or the transactions referred to herein.

         4.17  Transactions with Interested Persons. Except as set forth in
Section 4.17 of the Disclosure Schedule, no present or former supervisory employee, officer, director, stockholder or independent contractor (including any dentist or professional corporation) and no affiliate (as defined in Section 9.12(a)) of any such person, is currently a party to any transaction with Seller, including, without limitation, any contract, agreement or other arrangement (excluding employment-type arrangements) providing for the sale of goods to or from such person, loan to or from or rental of real or personal property to or from, and to the best knowledge of Seller, no such person owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of the Seller's Dental Business, or any organization which has a contract or arrangement with the Seller's Dental Business, provided that no representation shall be deemed made with respect to the provision of dental services by any former employee or independent contractor. There are no obligations or commitments to, and no income reflected in the financial statements referred to in Section 4.6 has been derived from, any affiliate of Seller, and, following the Closing, Purchaser shall not have any obligation of any kind or description to any such affiliate unless such obligation is a Liability as described in Section 1.2 above.

         4.18  Employee Benefit Programs.

         Section 4.18 of the Disclosure Schedule sets forth all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Seller under which Seller has any present or future obligations or liability (the "Benefit Plans"). Seller does not sponsor nor participate in any "defined benefit plan" as defined in section 3(35) of ERISA or any "multiemployer plan" as defined in Section 3(37) of ERISA.

         Further: (i) each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA has received a favorable determination letter from the Internal Revenue Service; (ii) all of the Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and the applicable provisions of ERISA and the Code; (iii) no facts exist which would adversely affect the qualified status of any of the Benefit Plans; (iv) no prohibited transaction under ERISA has occurred under any of the Benefit Plans for which there exists neither a statutory nor a regulatory exception and which would result in any material liability to the Buyer; (v) all contributions required under the Benefit Plans have been made, and all contributions made to or accrued with respect to all Benefit Plans are deductible under Section 404 or 162 of the Code; (vi) no facts exist which could result in a material increase in premium costs of the Benefit Plans for which benefits are insured or a material increase in benefit costs of Benefit Plans which provide self-insured benefits; and (vii) no Benefit Plan provides (or has any obligation or commitment to provide) health, medical, disability, life or other similar benefits with respect to any current or former employees (or any beneficiary thereof) of Seller beyond their retirement or other termination of service (other than coverage mandated by Title I, Subtitle B, Part 6 of ERISA, which coverage is fully paid by the former employee or his dependents). Other than claims for benefits submitted by participants or beneficiaries or appeals from denial thereof, there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or, to the best knowledge of Seller, threatened against any Benefit Plan.

         4.19 Environmental Matters. To Seller's knowledge, (i) Seller has no liability under, and has never violated in any material respect, any Environmental Law (as defined below); (ii) Seller and each property owned, operated, leased, or used in connection with the Seller's Dental Business, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) none of the items enumerated in clause (iii) of this paragraph will be forthcoming. For purposes of this Section 4.19, "Environmental Law" shall mean any environmental or health-and-safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level, whether existing as of the date hereof, or subsequently enacted.

         4.20 List of Certain Employees and Suppliers. Section 4.20 of the Disclosure Schedule lists all managers, employees, consultants and independent contractors (including dentists and related professional corporations) of the Seller's Dental Business who, individually, have received for the fiscal year ended December 31, 1997, or are scheduled to receive for the fiscal year ended December 31, 1998, compensation or payments in excess of $100,000. In each case, such schedule includes the current job title and aggregate annual compensation of each such individual. Section 4.20 of the Disclosure Schedule also lists all suppliers to whom the Seller's Dental Business made payments aggregating $100,000 or more during the fiscal year ended December 31, 1997, showing, with respect to each such supplier, the name, address and dollar volume involved. To the knowledge of Seller, no supplier has any plan or intention to terminate or reduce its business with the Seller's Dental Business or to materially and adversely modify its relationship therewith.

         4.21 Employees; Labor Matters. The Seller's Dental Business (i) employs approximately 174 full-time non-dentist employees (54 in California) and 27 part-time non-dentist employees, (ii) employs approximately 52 (20 in California) dentists (all dentists are employed pursuant to a written agreement between Seller and the dentist) and (iii) generally enjoys a good employer-employee relationship. Seller is not delinquent in payments to any of its employees or dentists for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees or dentists, no severance or other payments (including without limitation payments required by the Workers' Adjustment, Retraining, and Notification Act) will become due except under the Anderson Agreement and as set forth on Section 4.21 of the Disclosure Schedule.

               Except as set forth in Section 4.21 of the Disclosure Schedule, neither Seller nor the Seller's Dental Business has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services. Seller is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth in Section 4.21 of the Disclosure Schedule, there are no, and within the last three years there have not been any, written or otherwise alleged charges of employment discrimination or unfair labor practices, nor are there, and within the last three years there have not been, any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or threatened against or involving the Seller's Dental Business. No question concerning representation exists respecting the employees of Seller. To the best knowledge of Seller, there are no grievances, complaints or charges that have been filed under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on Seller or the Seller's Dental Business. No arbitration or similar proceeding is pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Seller. Seller is, and at all times since November 6, 1986 has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

               Except as set forth in Section 4.21 of the Disclosure Schedule, there are no changes pending or, of which Seller has knowledge, threatened with respect to (including, without limitation, resignation of) the senior management, key supervisory personnel or dentists of the Seller's Dental Business, nor has Seller received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel.

         4.22  Material Relationships and Government Contracts.

               (1) Except as set forth in Section 4.22(a) of the Disclosure Schedule, to the best knowledge of Seller, the relationships of the Seller's Dental Business with its customers, Health Care Providers and the parties to the contracts referred to in Section 4.12(a)(xv) are good commercial working relationships. To the best knowledge of Seller, no Health Care Provider or dental health maintenance organization ("DHMO") with which the Seller's Dental Business does business has any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with such business or to decrease materially or limit its purchase of the services of such business. Except as set forth in Section 4.22(a) of the Disclosure Schedule, no DHMO relationship or material contract or other material business relationship of the Seller's Dental Business has been terminated in the past year.

               (2) Seller has no contracts or subcontracts with any government (including any municipal government) or governmental agency or activity, and Seller is eligible to submit bids to any DHMO.

         4.23 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller pursuant to this Agreement, together with all materials provided by Seller or their agents with respect to the Seller's Dental Business, do not contain any untrue statement of a material fact and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. To Seller's knowledge, there are no facts known to Seller which presently or may in the future have a material adverse effect on the business or operations of the Seller's Dental Business which has not been specifically disclosed herein or in a Schedule furnished herewith.

         4.24 Seller Records. The record books of Seller accurately record all action taken by its respective stockholders, board of directors, equity owners, governing bodies and committees. The copies of the records of Seller provided to Purchaser for review, are true and complete copies of the originals of such documents.

         4.25 List of Directors and Officers. Section 4.25 of the Disclosure Schedule contains a true and complete list of all current directors and officers of Seller.

         4.26 Transfer of Equity Interests. No holder of stock or other equity interest of Seller has at any time transferred any of such instruments to any employee or professional independent contractor of Seller, which transfer constituted or could be viewed as compensation for services rendered to Seller by said employee or professional independent contractor.

         4.27 Entire Business Assets. Seller hereby represents and warrants that the Acquired Assets comprise all of the assets, including all personal property, used in the conduct of the Seller's Dental Business as heretofore conducted by Seller except as contemplated by Sections 1.1(b) and 3.6 and comprise all of the assets necessary for Purchaser to operate such business following the date hereof.

ARTICLE 5.     COVENANTS OF SELLER.

         5.1 Making of Covenants and Agreements. Seller hereby makes the covenants and agreements as set forth in this Article 5 for the period from and after the Closing.

         5.2 Cooperation. Seller shall cooperate with all reasonable requests of Purchaser and any of its representatives and agents to more effectively consummate the transactions contemplated hereby and the transactions referred to herein.

         5.3 Consents. Seller shall obtain promptly following the Closing, and in no event later than September 30, 1998, any and all consents, authorizations and approvals not obtained prior to the Closing, in a form reasonably acceptable to Purchaser, required or necessary in connection with the consummation of the transactions contemplated hereby or referred to herein, including, without limitation, any consents, authorizations or approvals required or necessary under, among other things, capital leases and operating leases in connection with the acquisition of the Acquired Assets. With respect to the leases described in the previous sentence, Seller further covenants and states that, to its knowledge, such leases are in full force and effect and no defaults exist with respect to such leases. Seller shall defend and hold Purchaser harmless from all costs, losses, damages, liabilities and expenses incurred by it as a result of Seller's failure to obtain any consents described in this Section 5.3.

         5.4 Notice of Default. Promptly upon the occurrence of, or promptly upon Seller's becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Seller prior to the date hereof, of any of the representations, warranties or covenants of Seller contained in or referred to in this Agreement or in any schedule or exhibit referred to in this Agreement, Seller shall give detailed written notice thereof to Purchaser, and Seller shall use its best efforts to prevent or promptly remedy the same.

         5.5 No Successor Liability. At all times from and after the Closing, Seller and all of its agents, representatives and employees shall (a) not in any way represent that Purchaser is the successor partnership of Seller and (b) take all actions necessary to affirm to inquiring third parties that Purchaser is an independent entity not associated in any way with Seller.

         5.6 Payment of Obligations. Seller covenants and agrees that Seller shall pay, or cause to pay, all of the Excluded Liabilities in the ordinary course of business as such liabilities become due and specifically including all obligations and expenses relating to the Seller's Dental Business through August 31, 1998, which obligations and expenses shall include, but are not limited to, all salaries, commissions, bonuses and similar payments to employees and/or others, lease payments, utilities, insurance and taxes. If Purchaser receives any invoice(s) for expenses of the Seller's Dental Business that includes both pre- and post-August 31, 1998 expenses, Purchaser shall submit to Seller a copy of such invoice(s), together with a statement prorating such expenses. Within thirty (30) days of receipt of the copy of the invoice and statement, Seller shall pay to Purchaser the amount of the expenses prorated through August 31, 1998, as set forth on such statement. If Seller receives any invoice(s) for expenses of the Seller's Dental Business that includes both pre- and post-August 31, 1998 expenses, Seller shall submit such invoice to Purchaser. Purchaser shall then submit to Seller a statement prorating such expenses, together with a copy of the invoice. Within thirty
(30) days of receipt of such statement, Seller shall pay to Purchaser the amount of the expenses prorated through August 31, 1998, as set forth on such statement.

         5.7 Collection of Receivables. Subsequent to the Closing, Purchaser and its assignees shall have the right and authority to collect all receivables and other items transferred and assigned by Seller hereunder and to endorse with the name of Seller or any of its affiliates any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Purchaser and its assignees from time to time, any cash or other property that it may receive on or after September 1, 1998 (and, in any event, no later than sixty (60) days after its receipt of such item(s)), with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items included in the assets transferred to Purchaser pursuant to this Agreement; provided, however, that with respect to the bank accounts assigned by Seller to Purchaser in connection with this transaction, Purchaser shall promptly deliver to Seller any deposits credited into such bank accounts effective on September 1, 1998, for August 31, 1998 receipts (and, in any event, no later than sixty
(60) days after its receipt of such deposit).

         5.8 Availability of Records. After the Closing, Purchaser and Seller, as the case may be, shall make available to the other party ("Requesting Party"), as reasonably requested by the Requesting Party in connection with the Requesting Party's business purposes or by any taxing authority, and at the Requesting Party's expense, any and all information, records or documents relating to the Seller's Dental Business conducted prior to the Closing and related personnel retained by Seller, in respect of periods prior to Closing, and shall also make available to the Requesting Party, as reasonably requested by the Requesting Party, personnel responsible for preparing or maintaining information, records and documents, both in connection with tax matters as well as litigation. Purchaser and Seller shall preserve all such information, records and documents until the later of seven (7) years after the Closing or the expiration of all statutes of limitations or extensions thereof. Prior to destroying any records related to the Seller's Dental Business conducted prior to the Closing, Purchaser and/or Seller, as the case may be, shall notify the other party of its intent to destroy such records and will permit the other party to retain any such records if it desires to do so. Purchaser and Seller agree to hold all information relating to the Seller's Dental Business conducted prior to Closing in strict confidence from and after the Closing unless disclosure is required by law, court order or other governmental authority; provided that Purchaser and/or Seller, as the case may be, shall give the other party prompt notice of such requirement to disclose such that the other party has the opportunity to contest such disclosure, and Purchaser and Seller agree to cooperate with and assist the other party in contesting such disclosure.

         5.9 Use of Name. On or promptly following the date of the Closing, Seller shall file any documents required to withdraw its use of the name "Talbert Dental Group" or any variant thereof or related acronym and thereafter Seller shall refrain from any use of such trade names or any associated logos.

         5.10 Payment of Certain Liabilities. Seller covenants and agrees to promptly reimburse Purchaser for any payments Purchaser may be required to make for any liabilities not specifically assumed by Purchaser under this Agreement.

         5.11 Certificate of No Tax Due. Within thirty (30) days following the Closing date, Seller shall obtain from the Comptroller or Treasurer of California, Arizona, Utah and Delaware and deliver to Purchaser a "Certificate of No Tax Due" issued by such Comptrollers and/or Treasurers stating that Seller has no outstanding state tax liabilities or obligations as of the Closing date.

         5.12 Professional Liability Insurance. Notwithstanding anything to the contrary in this Agreement, for a period of seven (7) full years from the date hereof, Seller shall either (i) continue its present claims-made professional liability insurance policy in full force and effect, or (ii) acquire extended professional liability insurance coverage (e.g., "tail coverage") with an insurance company reasonably acceptable to Purchaser and with limits of no less than $1,000,000, to cover professional liability claims that may be made against Seller, the Seller's Dental Business, Seller's employees, and/or independent contractors or professional corporations that provide professional services to, for or on behalf of Seller or the Seller's Dental Business, for acts or omissions committed or omitted by Seller or such employees, independent contractors or professional corporations prior to and including the date of Closing ("Seller Professional Liability Claims"). Such extended professional liability insurance coverage shall name as additional insureds Purchaser, Monarch, the parent corporation of Purchaser, Modern Dental Professionals - Arizona, P.C. and Modern Dental Professionals - Utah, P.C.

         Such extended professional liability insurance coverage, if required as set forth above, shall require that Purchaser receive thirty (30) days prior written notice of (i) cancellation or termination of such insurance coverage for any reason or (ii) any change in coverage limits.

         5.13 Transfer of Telephone Numbers. Seller covenants and agrees that Seller will execute any authorization form, letter or document required by the telephone company or companies with whom Seller has a telephone number(s), telephone listing(s) and telephone yellow page advertisements relating to the Seller's Dental Business, in order to transfer to Purchaser ownership and control of Seller's telephone number(s), telephone listings and telephone yellow page advertisements relating to the Seller's Dental Business.

         5.14 Cooperative Marketing Efforts. MedPartners will make commercially reasonable efforts to cooperate with Purchaser in marketing Purchaser's dental services to patients of clinics at which Talbert dental offices are located which are affiliated with MedPartners, but only to the extent permitted, in MedPartners' legal counsel's opinion, by applicable law and regulation.

         5.15 Closure of California Operations. If Purchaser chooses to close the California operations of Seller, Seller shall cooperate reasonably with Purchaser in connection with Purchaser's closing of all of the California offices of Seller but only to the extent such offices are closed within six (6) months from the date hereof. MedPartners will further cooperate reasonably in facilitating discussion between Purchaser and PacifiCare, the California dental board and other third party payors that Purchaser believes are necessary to ensure that its Arizona and Utah operations are not adversely effected.

         5.16 Sale of California Assets. It is acknowledged by the parties hereto that following the Closing, Purchaser intends to either sell the California Assets or close the California operations. If Purchaser sells the California Assets, then the parties agree that, in connection with the sale of the California Assets only, the buyer of such assets is expressly made a third party beneficiary of this Agreement for all purposes including, but not limited to, its right to indemnification under Article 8, and Purchaser is expressly permitted to assign any and all of its rights under this Agreement to the buyer as such rights relate to the California Assets. Seller further shall execute with Purchaser and the buyer such documents or other instruments as buyer may reasonably require to cause the buyer to be a third party beneficiary and assignee of Purchaser's rights hereunder in respect to the California Assets and to otherwise effect the transactions contemplated by this paragraph.

ARTICLE 6.     COVENANTS OF PURCHASER.

         6.1 Making of Covenants and Agreements. Purchaser hereby makes the covenants and agreements set forth in this Article 6.

         6.2 Cooperation. Purchaser shall cooperate with all reasonable requests of Seller and its representatives and agents to more effectively consummate the transactions contemplated hereby or the transactions referred to herein.

         6.3 Consents. Purchaser shall assist Seller in obtaining any and all consents, authorizations and approvals necessary in connection with the consummation of the transactions contemplated hereby or referred to herein.

         6.4 No Known Omissions. To Purchaser's knowledge, there are no known omissions to Seller's disclosures set forth on the Disclosure Schedule.

ARTICLE 7. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ARRANGEMENTS, COVENANTS AND OBLIGATIONS.

         All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit or certificate delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto, subject to the provisions of Section 5.12 and Article 8 hereof.

ARTICLE 8.     INDEMNIFICATION.

         8.1 Indemnification by Seller. Seller and its successors and assigns (collectively, for purposes of this Article 8, the "Companies"), agrees to defend, indemnify and hold Purchaser, all subsidiaries, affiliates, and permitted successors and assignees pursuant to Section 5.16 of Purchaser (including without limitation stockholders of any of the foregoing (other than the Companies) and persons serving as officers, directors, partners, employees or agents of Purchaser, or such subsidiaries, affiliates, or permitted successors and assignees pursuant to Section 5.16 thereof (in each case, other than the Companies)) (individually a "Purchaser Indemnified Party" and collectively the "Purchaser Indemnified Parties"), harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever ("Claims") (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Purchaser Indemnified Party (a "Loss" or "Losses"), based upon, arising out of, by reason of or otherwise in respect of or in connection with:

               (1) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement, or in any schedule, exhibit or certificate delivered by or on behalf of Seller as part of or pursuant to this Agreement, or any claim, action or proceeding asserted, instituted or arising out of any matter or thing covered by such representations or warranties (collectively, "Warranty Claims");

               (2) any breach of any covenant or agreement made by or on behalf of Seller in this Agreement, or in any Schedule, Exhibit or certificate delivered by or on behalf of Seller as part of or pursuant to this Agreement;

               (3) any liability of Seller for Taxes (but specifically excluding tax, if any, due by Purchaser pursuant to Section 1.3 hereof) arising from an event or transaction prior to the Closing or as a result of the Closing; or

               (4) any claim arising out of or relating to Seller's ownership, control or management of Seller's assets prior to the Closing, whether any such claims are asserted prior to or after the Closing other than claims relating to the Liabilities.

         The rights of Purchaser Indemnified Parties to recover indemnification in respect of any occurrence referred to in either of clauses (b), (c) or (d) of this Section 8.1 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this Section 8.1.

        8.2    Limitations on Indemnification by Seller.

               (1) The right of Purchaser Indemnified Parties to indemnification under Section 8.1 shall be subject to the following provisions:

                    (1) Indemnification with respect to Warranty Claims shall expire eighteen (18) months after the Closing; provided, however, that the limitation of this clause (i) shall not apply to Warranty Claims involving fraud, intentional misrepresentation, title to the Acquired Assets or Taxes, for which the period for making such claims shall expire on the date which is six (6) months after the termination of the applicable statute of limitations relating thereto. If prior to the relevant date of expiration, a specific set of facts shall have become known which may constitute or give rise to any Warranty Claim as to which indemnity may be payable and a Purchaser Indemnified Party shall have given notice of such facts to Seller, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given.

                    (2) No indemnification shall be payable with respect to Warranty Claims (but expressly excluding any such claims involving fraud, intentional misrepresentation, title to the Acquired Assets or Taxes) to Purchaser Indemnified Parties unless the total of all Warranty Claims shall exceed forty thousand dollars ($40,000.00) in the aggregate, whereupon any amount in excess of such amount shall be recoverable in accordance with the terms hereof.

                    (3) Seller shall not be obligated to indemnify Purchaser Indemnified Parties for Warranty Claims (but expressly excluding any such claims involving fraud, intentional misrepresentation, title to the Acquired Assets or Taxes) after the cumulative amount of all amounts paid by Seller to Purchaser Indemnified Parties with respect thereto exceeds two million dollars ($2,000,000.00).

                    (4) The limitations herein with respect to certain Warranty Claims shall not limit the rights of any Purchaser Indemnified Party with respect to any other claims arising under provisions of Section 8.1.

               (2) In the event any claim for Indemnification hereunder arises under more than one provision of Section 8.1, and as such may be subject to limitations pursuant to this Section 8.2 if deemed to arise under a particular provision but not if deemed to arise under a different provision (e.g., a matter constituting both a breach of a representation and a breach of a covenant), then the claim shall be deemed to arise under the provision to which no restrictions or the least restrictive provisions apply.

               (3) Indemnification pursuant to Section 8.1 is the exclusive remedy of Purchaser Indemnified Parties against Seller for matters arising out of the representations and warranties of Seller set forth in this Agreement and the Disclosure Schedule hereto and certificates delivered in connection herewith after the Closing.

               (4) The amount of any Losses suffered, sustained or incurred by Purchaser Indemnified Parties or required to be paid by Seller shall be reduced by the amount of any insurance proceeds and other amounts paid to such Purchaser Indemnified Parties by any Person not a party to this Agreement.

         8.3 Indemnification by Purchaser. Purchaser agrees to defend, indemnify and hold Seller (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any and all Claims, whether or not arising out of third-party claims, and including all amounts paid in respect of Losses (as defined in Section 8.1 hereof) based upon, arising out of, by reason of or otherwise in respect of or in connection with (a) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in any schedule, exhibit or certificate delivered by Purchaser as part of or pursuant to this Agreement, or any claim, action or proceeding asserted, instituted or arising out of any matter or thing covered by such representations or warranties (collectively "Seller Warranty Claims"); (b) any breach of any covenant or agreement made by Purchaser in this Agreement, or in any schedule, exhibit or certificate, delivered by Purchaser as part of or pursuant to this Agreement; or (c) any claim based on a Liability or a guaranty of a Liability (such claims under clauses (a), (b) and (c) being hereinafter collectively referred to as "Seller Indemnifiable Claims"). The rights of Seller Indemnified Parties to recover indemnification in respect of any occurrence referred to in clause (b) of this Section 8.3.

shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause
(a) of this Section 8.3.

         8.4   Limitations on Indemnification by Purchaser.

               (1) The right of Seller Indemnified Parties to indemnification under Section 8.3 shall be subject to the following provisions:

                         (1) Indemnification with respect to Seller Warranty Claims shall expire eighteen (18) months after the Closing; provided, however, that the limitation of this clause (i) shall not apply to Seller Warranty Claims involving fraud or intentional misrepresentation, for which the period for making such claims shall expire on the date which is six
                    (6) months after the termination of the applicable statute of limitations relating thereto. If prior to the relevant date of expiration a specific state of facts shall have become known which may constitute or give rise to any Seller Warranty Claim as to which indemnity may be payable and a Seller Indemnified Party shall have given notice of such facts to Purchaser, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given.

                         (2) No indemnification shall be payable with respect to Seller Warranty Claims (but expressly excluding any such claims involving fraud or intentional misrepresentation) to Seller Indemnified Parties unless the total of all Seller Warranty Claims shall exceed forty thousand dollars ($40,000.00) in the aggregate, whereupon any amount in excess of such amount shall be recoverable in accordance with the terms hereof.

                         (3) Purchaser shall not be obligated to indemnify Seller Indemnified Parties for Seller Warranty Claims (but expressly excluding any such claims involving fraud or intentional misrepresentation) after the cumulative amount of all amounts paid by Purchaser to Seller Indemnified Parties with respect thereto exceeds two million dollars ($2,000,000.00).

                         (4) The limitations herein with respect to certain Seller Warranty Claims shall not limit the rights of any Seller Indemnified Party with respect to any other claims arising under clause (b) of Section 8.4.

                    (2) In the event any claim for Indemnification hereunder arises under more than one provision of Section 8.3, and as such may be subject to limitations pursuant to this Section 8.4 if deemed to arise under a particular provision but not if deemed to arise under a different provision (e.g., a matter constituting both a breach of a representation and a breach of a covenant), then the claim shall be deemed to arise under the provision to which no restrictions or the least restrictive provisions apply.

                    (3) Indemnification pursuant to Section 8.3 is the sole and exclusive remedy of Seller Indemnified Parties against Purchaser for matters arising out of the representations and warranties of Purchaser set forth in this Agreement and the Disclosure Schedule hereto and certificates delivered in connection herewith after the Closing.

                    (4) The amount of any Losses suffered, sustained or incurred by Seller Indemnified Parties or required to be paid by Purchaser shall be reduced by the amount of any insurance proceeds and other amounts paid to such Seller Indemnified Parties by any Person not a party to this Agreement.

         8.5   Notice: Defense of Claims.

                    (1) Promptly after receipt by an indemnified party of notice of any third-party or other claim, liability or expense to which the indemnification obligations hereunder would apply, including in connection with any governmental, employer or malpractice related proceeding, the indemnified party shall give notice thereof in writing to the indemnifying party or parties, but the omission to so notify the indemnifying party or parties promptly will not relieve the indemnifying party or parties from any liability except to the extent that the indemnifying party or parties shall have been materially prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

                    (2)  In the case of any third-party claim, if, within twenty
(20) days after receiving the notice described in the preceding paragraph, the indemnifying party or parties (i) give written notice to the indemnified party or parties stating that they intend to defend in good faith against such claim, liability or expense at their own cost and expense and (ii) provide assurance and security reasonably acceptable to such indemnified party or parties that such indemnification will be paid fully and promptly if required and such indemnified party or parties will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the indemnifying party or parties (subject to the consent of such indemnified party or parties, which consent shall not be unreasonably withheld) and such indemnified party or parties shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party or parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party or parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the indemnifying party or parties assume such defense in accordance with the preceding sentence, they shall have the right, with the consent of such indemnified party or parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying party's or parties' obligation to indemnify such indemnified party or parties therefor will be fully satisfied and the settlement includes a complete release of such indemnified party or parties.

                    (3) The indemnifying party or parties shall keep such indemnified party or parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such indemnified party or parties with all documents and information that such indemnified party or parties shall reasonably request and shall consult with such indemnified party or parties prior to acting on major matters, including settlement discussions.

                    (4) Notwithstanding anything herein stated, such indemnified party or parties shall at all times have the right fully to participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party or parties and the indemnified party or parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such indemnified party or parties shall be paid by the indemnifying party or parties. If no such notice of intent to dispute and defend is given by the indemnifying party or parties, or if such diligent good faith defense is not being or ceases to be conducted, such indemnified party or parties shall, at the expense of the indemnifying party or parties, undertake the defense of (with counsel selected by such indemnified party or parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party or parties, then such indemnified party or parties shall make available all information and assistance that the indemnifying party or parties may reasonably request and shall cooperate with the indemnifying party or parties in such defense.

         8.6 Satisfaction of Indemnification Obligations. Any indemnity payable pursuant to this Article 8 shall be paid within the later of (a) ten
(10) days after the indemnified party's request therefor or (b) ten (10) days prior to the date on which the Loss upon which the indemnity is based is required to be satisfied by the indemnified party.

ARTICLE 9.     MISCELLANEOUS.

         9.1 Certain Fees and Expenses. Except as provided herein, each party to this Agreement will pay its fees and expenses in connection with this Agreement and the transactions contemplated hereby and thereby. In the event a party to this Agreement seeks to enforce any of its rights hereunder in a court of competent jurisdiction, and if such action results in a judgment for either party (a dismissal with prejudice by the party commencing such action shall be deemed to be a judgment in favor of the other party for purposes of this section), the prevailing party shall be entitled to recover from the other party, in addition to the relief awarded to the prevailing party in or by judgment, all court costs, reasonable investigation expenses, and reasonable attorneys' fees, including appellate proceedings and proceedings in bankruptcy, incurred by the prevailing party in such action.

         9.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Texas without regard to its conflict of laws provisions.

         9.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered, upon confirmation of receipt, or if sent by registered or certified mail, upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt. All notices and payments to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

               TO PURCHASER:           Monarch Dental Associates (Utah), Inc.
                                       c/o Monarch Dental Corporation
                                       4201 Spring Valley, Suite 320
                                       Dallas, Texas 75244
                                       Attn: President

               With a copy to:         Haynes and Boone, L.L.P.
                                       901 Main Street, Suite 3100
                                       Dallas, Texas 75202
                                       Attn:    Kenneth K. Bezozo

               TO SELLER:              Talbert Medical Management Corporation
                                       c/o Mac Crawford, Chairman and CEO
                                       3000 Galleria Tower, Suite 1000
                                       Birmingham, Alabama 35244

               With a copy to:   MedPartners
                                       Legal Services
                                       5000 Airport Plaza Drive
                                       Long Beach, California 90815
                                       Attn: Don Garner

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

         9.4 Entire Agreement. This Agreement, including the Disclosure Schedules referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including, without limitation, the term sheet dated May 13, 1998, and any and all confidentiality or similar agreements.

         9.5 Assignability; Binding Effect. This Agreement and any rights hereunder shall be assignable by Purchaser to one or more corporations or partnerships controlling, controlled by or under common control with Purchaser, directly or indirectly, provided Purchaser shall remain liable for its obligations hereunder in connection with any such assignment, or to any successor or acquiror of Purchaser or its affiliates provided such entity assumes or agrees to be bound by Purchaser's obligations hereunder, or to any entity providing financing in connection with the transactions contemplated hereby or to any successor or assign or such an entity (including without limitation any such successor or assign in connection with any refinancing, renewal or extension of such refinancing), upon written notice to Seller. This Agreement may not be assigned by Seller without the prior written consent of Purchaser. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         9.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         9.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Any counterpart of this Agreement may be executed via facsimile transmission.

         9.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the parties hereto or in the case of a waiver, the party or parties waiving compliance.

         9.9 Consent to Jurisdiction Certain Remedies. Solely for the purpose of allowing a party to enforce its indemnification and other rights hereunder, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Texas or in the court in which any claim for which indemnification may be sought hereunder is brought against an indemnified party. If any party should default in the performance of its obligations hereunder, the other party or parties, as applicable, shall, in addition to any other of its rights and remedies hereunder or otherwise, be entitled to the remedy of specific performance, and each of the parties hereto expressly waives the defense that a remedy in damages will be adequate.

         9.10 Severability. In the event any section or part of this Agreement or any of the attached exhibits or parts thereof should be adjudged invalid, such adjudication shall in no manner affect the other sections or exhibits, which shall remain in full force and effect as if the section or exhibit so declared or adjudged invalid were not originally a part hereof.

         9.11 Waiver of Breach or Violation Not Deemed Continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation of any provision thereof. No breach or violation of any provision hereof may be waived except by an agreement in writing signed by the waiving party.

         9.12  Certain Definitions. For purposes of this Agreement, the term:

               (1) "affiliate" of a person shall mean (i) with respect to a person, any member of such person's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

               (2) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

               (3) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

               (4) "subsidiary" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person.

         9.13 Public Announcements. All notices to third parties and all other publicity concerning the transactions shall be jointly planned, coordinated and reasonably approved by Purchaser and Talbert Management. The parties expressly agree that neither party shall disclose any material financial terms of this transaction as set forth in Section 3.1 without the prior written consent of the other party.

ARTICLE 10.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         10.1 Making of Representations and Warranties. As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby makes the representations and warranties to Seller contained in this Article 10.

         For the purposes of this Agreement, references to "knowledge" or "best knowledge" of Purchaser or "known" by Purchaser or words of similar import, shall be deemed to include such knowledge as Purchaser or any executive officer of Monarch (i.e., Warren F. Melamed, Gary W. Cage and Steven G. Peterson) actually has or reasonably ought to have in the ordinary course of performing their duties. For the purposes of this Article 10, Purchaser is deemed to have knowledge of each of the documents entered into in connection with the transactions contemplated hereby.

         10.2 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Utah with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted by it.

         10.3 Authority of Purchaser. Purchaser has full corporate power and authority (i) to enter into (a) this Agreement and (b) each agreement, document and instrument to be executed and delivered by Purchaser pursuant to or contemplated by this Agreement, including, but not limited to, the Collateral Agreements, and (ii) to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Collateral Agreements have been duly authorized by all necessary action of Purchaser, and no other action on the part of Purchaser is required in connection therewith. This Agreement, the Collateral Agreements and each such agreement, document and instrument executed and delivered by Purchaser pursuant to this Agreement constitute valid and binding obligations of Purchaser enforceable in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency or similar laws of general application relating to or affecting the rights of creditors, and subject to general principles of equity.

         The execution, delivery and performance by Purchaser of this Agreement, the Collateral Agreements and each such agreement, document and instrument pursuant to or in connection with this Agreement to which it is a party:

         (i) do not and will not violate any provision of the charter documents of Purchaser;

         (ii) do not and will not violate in any material respect any laws of the United States or any state or any other jurisdiction applicable to Purchaser or require Purchaser to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

         (iii) do not and will not (a) result in a breach of, (b) constitute a default under, (c) accelerate any obligation under or (d) give rise to a right of termination of any indenture, loan or credit agreement, or other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Purchaser is a party or by which the property of Purchaser is bound or affected.

         10.4 Litigation. There is no litigation pending or, to the best knowledge of Purchaser, threatened against Purchaser which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         10.5 Finder's Fees. Purchaser has not incurred or become liable for any broker's commission or finder's fee or investment banker's fee relating to or in connection with the transactions contemplated by this Agreement.

         10.6 Warranties and Representations Concerning Seller's Business. Purchaser acknowledges that no warranties or representations concerning the Seller's Dental Business or Seller have been made by Seller or its agents, or from any other party in this transaction, and that no understanding has been had or agreement has been made between the parties, except as set forth in this Agreement.

         10.7 Disclosure. To Purchaser's knowledge, no statement contained in any certificate, schedule, financial statement, exhibit or other instrument furnished by Purchaser pursuant to this Agreement or in any exhibit hereto contains any material untrue statement of fact or omits to state a fact necessary in order to make the statements contained herein not materially misleading in light of the circumstances under which they were made.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                   PURCHASER:

                                   MONARCH DENTAL ASSOCIATES (UTAH), INC.,
                                   a Utah corporation


                                   By:   /s/ GARY W. CAGE
                                         ------------------------------------
                                         Name:   Gary W. Cage
                                              -------------------------------
                                         Title:  Vice President
                                               ------------------------------



                                   MEDPARTNERS:

                                   MEDPARTNERS, INC.,
                                   a Delaware corporation


                                   By:   /s/ JAMES H. DICKERSON, JR.
                                         ------------------------------------
                                         Name:  James H. Dickerson, Jr.
                                              -------------------------------
                                         Title: Chief Financial Officer
                                               ------------------------------



                                   SELLER:

                                   ROBERT ANDERSON, D.D.S, INC., a California professional corporation


                                   By:   /s/ ROBERT ANDERSON, D.D.S.
                                         ------------------------------------
                                         Name:  Robert Anderson, D.D.S.
                                              -------------------------------
                                         Title: President/Treasurer
                                               ------------------------------



                                   JAMES BRODAHL, D.D.S., INC., a California professional corporation


                                   By:   /s/ ROBERT ANDERSON, D.D.S.
                                         ------------------------------------
                                         Name:  Robert Anderson, D.D.S.
                                              -------------------------------
                                         Title: Vice President/Treasurer
                                               ------------------------------

                            LARRY KABAN, D.D.S., INC., a California professional corporation


                            By:   /s/ ROBERT ANDERSON, D.D.S.
                                  ------------------------------------
                                  Name:  Robert Anderson, D.D.S.
                                       -------------------------------
                                  Title: Vice President/Treasurer
                                        ------------------------------



                            JOHN WHITLEY, D.D.S., INC., a California professional corporation


                            By:   /s/ ROBERT ANDERSON, D.D.S.
                                  ------------------------------------
                                  Name:  Robert Anderson, D.D.S.
                                       -------------------------------
                                  Title: Vice President/Treasurer
                                        ------------------------------



                            TALBERT DENTAL GROUP, P.C., an Arizona
                            professional corporation


                            By:   /s/ GREGORY E. BROWER, D.D.S.
                                  ------------------------------------
                                  Name:  Gregory E. Brower, D.D.S.
                                       -------------------------------
                                  Title: President
                                        ------------------------------



                            TALBERT DENTAL GROUP, INC., a Utah professional corporation


                            By:   /s/ KEVIN S. CAHOON, D.D.S.
                                  ------------------------------------
                                  Name:  Kevin S. Cahoon, D.D.S.
                                       -------------------------------
                                  Title: President
                                        ------------------------------



                            TALBERT MEDICAL MANAGEMENT CORPORATION,
                            a Delaware corporation


                            By:   /s/ JAMES H. DICKERSON, JR.
                                  ------------------------------------
                                  Name:  James H. Dickerson, Jr.
                                       -------------------------------
                                  Title: Vice President/Treasurer
                                        ------------------------------

                                    EXHIBIT A

                      LOCATIONS OF SELLER'S DENTAL BUSINESS

ARIZONA

1.       10222 West Coggins Drive, Sun City, Arizona
2.       275 West Continental, Green Valley, Arizona
3.       2423 West Dunlap Avenue, Phoenix, Arizona
4.       1950 S. Country Club Drive, Mesa Arizona

CALIFORNIA

1.       23340 Moulton Parkway, Laguna Hills, California
2.       818 West Alondra Blvd., Compton, California
3.       1112 North Magnolia Avenue, Anaheim, California
4.       2925-2933 North Palo Verde Avenue, Long Beach, California
5.       9940 Talbert Avenue, Fountain Valley, California
6.       500 Alamitos Avenue, Long Beach, California

UTAH

1.       7495 South State Street, Midvale, Utah
2.       1890 South 1350 West, Ogden, Utah
3.       145 West 1300 South, Orem, Utah
4.       1525 West 2100 South, Salt Lake City, Utah
5.       3730 West 4700 South, West Valley City, Utah
6.       2132 North 1700 West, Layton, Utah

                                    EXHIBIT B

                  ALLOCATION OF PURCHASE PRICE BETWEEN ENTITIES


To be agreed upon by parties post-closing.